Exhibit 4.2

MAPLIGHT THERAPEUTICS, INC.

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Amendment”) dated as of October 20, 2023, by and among MAPLIGHT THERAPEUTICS, INC., a Delaware corporation (the “Company”), and each of the other parties to this Amendment (each, individually, an “Investor” and, collectively, the “Investors”), amends and modifies that certain Amended and Restated Investors’ Rights Agreement, dated as of July 5, 2023 (the “Rights Agreement”).

RECITALS

A. The Company and the Investors previously entered into the Rights Agreement. The Rights Agreement provides that it may be amended only with the written consent of the Company and holders of a majority in interest of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis, and with respect to the provisions that grant rights to the Major Holders, the holders of a majority in interest of the Voting Registrable Securities held by Major Holders, voting together as a single class on an as-converted to Voting Common Stock basis (such holders, the “Required Investors”).

B. To induce certain additional investors to purchase shares of the Company’s Series C Preferred Stock pursuant to that certain Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers named therein, the Company and the Required Investors have agreed to make certain amendments to the Rights Agreement.

C. Section 4.3 of the Rights Agreement provides that the Company and the Required Investors may amend the Rights Agreement, including the provisions of the Rights Agreement applicable to Major Investors, and the undersigned Investors, constituting the Required Investors, have agreed to enter into this Amendment.

D. Capitalized terms used but not defined in this Amendment will have the meaning given such terms in the Rights Agreement.

AGREEMENT

The parties hereby agree as follows:

1. Definition of Preferred Directors. Section 1.1(r) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(r) “Preferred Directors” shall mean the Series A/B Directors, the Series B/C Directors and the Series C Director.”

2. Definition of Registrable Securities. Section 1.1(t) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(t) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, excluding any shares of Common Stock issued upon conversion of the Shares pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that

Registrable Securities shall not include any shares of Common Stock which have been sold to the public either pursuant to a registration statement or Rule 144, which have been transferred in a transaction in which the transferor’s registration rights under this Agreement are not assigned, or with respect to which the registration rights under this Agreement have terminated pursuant to Section 1.16 hereof.”

3. Definition of Voting Registrable Securities. Section 1.1(nn) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(nn) “Voting Registrable Securities” shall mean (i) shares of Voting Common Stock issued or issuable pursuant to the conversion of Voting Preferred Stock, excluding any shares of Voting Common Stock issued upon conversion of Voting Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate, and (ii) any Voting Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that Voting Registrable Securities shall not include any shares of Voting Common Stock which have been sold to the public either pursuant to a registration statement or Rule 144, which have been transferred in a transaction in which the transferor’s registration rights under this Agreement are not assigned, or with respect to which the registration rights under this Agreement have terminated pursuant to Section 1.16 hereof.”

4. Definition of Series B/C Director. Immediately following Section 1.1(nn) of the Rights Agreement is inserted a new Section 1.1(oo) to read in its entirety as follows:

“(oo) “Series B/C Director” shall have the meaning set forth in the Restated Certificate.”

5. “Market Stand-off” Agreement. Section 1.13(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Each Holder agrees that such Holder shall not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging of similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or NYSE Member Rule 472 or any successor or similar rule or regulation). The foregoing provisions of this Section 1.13 (A) shall apply only to the Initial Public Offering, (B) shall not apply to the sale of shares that a Holder purchases in the Initial Public Offering or in the open market following the Initial Public Offering, (C) shall not apply to the sale of shares under a trading plan implemented pursuant to Rule 10b5-1 under the Exchange Act, (D) shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and (E) shall only be applicable to the Holders if all then current officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with any public offering subject to the provisions of this Section 1.13 are intended third party beneficiaries of this Section 1.13 and shall have the right to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of securities subject to such agreements, unless waived by the Holders of a majority of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis.”

6. Financial Information. Section 2.1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) within 180 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income, cash flows and stockholders’ equity of the Company and its subsidiaries, if any, for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, audited and certified by independent public accountants of regionally recognized standing selected by the Company;”

7. Board Matters. Section 2.3 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“2.3 Directors’ and Officer’s Insurance; Board Matters. The Company shall maintain directors’ and officer’s insurance in an amount and upon terms reasonably acceptable to the Board. Each non-employee director shall be entitled in such person’s discretion to be a member of all committees of the Board of Directors.”

8. Termination of Covenants. Section 2.8 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“2.8 Termination of Covenants. The covenants set forth in this Section 2, other than Section 2.9, shall terminate and be of no further force and effect upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering or (ii) the occurrence of a “Liquidation Event,” as such term is defined under the Restated Certificate. The covenants in Sections 2.1 and 2.2 hereof shall also terminate and be of no further force and effect at such time as the Company becomes subject to the reporting provisions of the Exchange Act.”

9. Successor Indemnification; Confidentiality. Immediately following Section 2.8 of the Rights Agreement is inserted a new Section 2.9 and a new Section 2.10 to read in their entirety as follows:

“2.9 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

2.10 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.10 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.10; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.”

10. Right of First Refusal. The first paragraph of Section 3.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“3.1 Right of First Refusal. The Company hereby grants to each Investor the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section 3.1) which the Company may, from time to time, propose to sell and issue. An Investor’s pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Voting Common Stock owned by such Investor immediately prior to the issuance of New Securities, assuming full conversion of the shares of Voting Preferred Stock and full conversion and exercise of all other Derivative Securities owned by such Investor immediately prior to the issuance of New Securities and excluding any shares of Voting Common Stock issued upon conversion of shares of Voting Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate, to the total number of shares of Voting Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the shares of Voting Preferred Stock and full conversion and exercise of all Derivative Securities of the Company immediately prior to the issuance of New Securities. For the purposes of this Section 3, the term “Investor” includes any Affiliates of such Investor. An Investor shall be entitled to apportion the right of first refusal hereby granted it among itself and its Affiliates in such proportions as it deems appropriate. This right of first refusal shall be subject to the following provisions:”

11. Amendments and Waivers of Rights Agreement. Section 4.3 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“4.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended, waived or terminated (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority in interest of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis and (iii) the holders of at least 65% of the outstanding shares of Series C Preferred Stock; provided that any provisions that grant rights to the Major Holders may be amended, waived or terminated (either generally or in a particular instance and either retroactively or prospectively) with only the written consent of the Company, the holders of a majority in interest of the Voting Registrable Securities held by Major Holders, voting together as a single class on an as-converted to Voting Common Stock basis, and the holders of at least 65% of the outstanding shares of Series C Preferred Stock held by Major Holders. Any such amendment, waiver or termination shall be binding on all Holders. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 3.1 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Section 3.1 of this Agreement may not be waived without the written consent of (x) the holders of a majority in interest of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis, and (y) the holders of at least 65% of the outstanding shares of Series C Preferred Stock (it being agreed that a waiver of the provisions of Section 3.1 with respect to a particular transaction shall not be deemed to apply to all Investors in the same fashion in the event that certain Investors by agreement with the Company purchase securities in such transaction or issuance (such Investor, a “Participating Investor”) unless each other Investor whose rights were waived or amended has been provided a reasonable opportunity to purchase a proportional number of the New Securities being offered by the Company in such transaction based on the pro rata purchase right of such other Investor set forth in Section 3.1, assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction). Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any Holder. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.”

12. Governing Law. This Amendment will be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles. The parties agree that any action brought by either party under or in relation to this Amendment, including without limitation to interpret or enforce any provision of this Amendment, will be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, Chancery Courts located in Delaware.

13. Entire Agreement. This Amendment constitutes the full and entire understanding among the parties regarding the subject matter of this Amendment.

14. Amendment Limited. Other than as set forth in this Amendment, all of the terms and conditions of the Rights Agreement will continue in full force and effect.

15. Counterparts. This Amendment may be executed and delivered by electronic or facsimile signature and in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement.

16. Amendment and Waiver. Any provision of this Amendment may be amended or modified and/or the observance thereof may be waived or this Amendment terminated, only in accordance with Section 4.3 of the Rights Agreement.

[SIGNATURE PAGES FOLLOW]

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

COMPANY:

MAPLIGHT THERAPEUTICS, INC.

By:	/s/ Christopher A. Kroeger
Name: Christopher A. Kroeger
Title: Chief Executive Officer

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:

CATALYST4, INC.

By:	/s/ Robert Brown
Name: Robert Brown
Title: President

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:

NFLS BETA LIMITED

By:	/s/ Xintong Sun
Name: Xintong Sun
Title: Director

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:
PIVOTAL BIOVENTURE PARTNERS FUND II, L.P.

By:	/s/ Peter Bisgaard
Name: Peter Bisgaard
Title: Managing Partner

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:

/s/ Karl Deisseroth
Karl Deisseroth

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:

/s/ Christopher A. Kroeger
Christopher A. Kroeger

The parties have executed this FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the day and year first set forth above.

INVESTORS:

ROBERT C. MALENKA LIVING TRUST U/A DTD 08/21/2012

By:	/s/ Robert C. Malenka
Name: Robert C. Malenka
Title: Trustee